Exhibit 107

Calculation of Filing Fee Table

Form S-1
(Form Type)

Momentus Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.00001 par value per share (2)	457 (c)	20,500,000	$0.62 (3)	$12,710,000	0.00015310	$1,945.91
-	-	-	-	-	-	-	-
	Total Offering Amounts				$12,710,000		$1,945.91
	Total Fees Previously Paid						--
	Total Fee Offsets						--
	Net Fee Due						$1,945.91

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock, par value $0.00001 per share (“Common Stock”), that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)
Consists of an aggregate of 20,500,000 shares of Common Stock, which includes (i) 5,000,000 shares of Common Stock issuable upon the exercise of pre-funded warrants, (ii) 10,000,000 shares of Common Stock issuable upon the exercise of Class A warrants, (iii) 5,000,000 shares of Common Stock issuable upon the exercise of Class B warrants, and (iv) 500,000 shares of Common Stock issuable upon the exercise of certain other warrants.

(3)
Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $0.62 per share, which is the average of the high and low prices of Common Stock on October 15, 2024, as reported on the Nasdaq Capital Market.